EXHIBIT  10.6
FISCAL 2001 EQUITY COMPENSATION PLAN

                       CHEMICAL CONSORTIUM HOLDINGS, INC.

                      Fiscal 2001 Equity Compensation Plan


     The purpose of this Chemical Consortium Holdings, Inc. Fiscal 2001 Equity Compensation Plan (the "Plan") is to enable Chemical Consortium Holdings, Inc. (the "Company") to offer and issue to certain employees, former employees, advisors and consultants of the Company and its affiliates, common stock of the Company as payment for amounts owed by the Company to such third parties.

1. The aggregate number of shares of common stock that may be issued pursuant to the Plan shall not exceed 2,500,000 shares.

2. The Company may from time to time issue to employees, former employees, advisors and consultants to the Company or its affiliates shares of common stock of the Company in payment or exchange for or in settlement or compromise of amounts due by the Company to such persons for goods sold and delivered or to be delivered or services rendered or to be rendered.

3. Shares of common stock issued pursuant to the Plan shall be issued at a price per share of not less than ninety-five percent (95%) of the fair market value per share on the date of issuance and on such other terms and conditions as determined by the Company.

4.   This  Plan  may  be  amended at any time by the Company.

5. The Plan was adopted by the Board on October 29, 2001. The effective date of the Plan shall be the same.

Dated as of November 12, 2001


                                         CHEMICAL CONSORTIUM HOLDINGS, INC.

                                         By:  /s/  J.  Greig
                                            ---------------------------
                                         J.  Greig,  President
                                         Chief  Executive  Office


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